As filed with the Securities and Exchange Commission on January 30, 2019

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

Bonanza Creek Energy, Inc.

(Exact name of registrant as specified in its charter)

Delaware	61-1630631
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

410 17th Street, Suite 1400, Denver, Colorado 80202

(Address of Principal Executive Offices) (Zip Code)

Non-Plan Inducement Awards of Restricted Stock Units

(Full title of the plan)

Cyrus D. Marter IV

410 17th Street, Suite 1400

Denver, Colorado 80202

(720) 440-6100

(Name, address and telephone number,
including area code, of agent for service)

Copies of all communications, including communications sent to agent for service, should be sent to:

Matthew R. Pacey, P.C.

Michael P. Fisherman

Kirkland & Ellis LLP

609 Main Street, 45th Floor

Houston, Texas 77002

(713) 836-3600

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.      ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be Registered (1)		Proposed maximum offering price per share (3)	Proposed maximum aggregate offering price (3)	Amount of registration fee
Common stock, par value $0.01 per share	170,613	(2)	$23.74	$4,050,352.62	$490.91

(1)         Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers an indeterminate amount of shares of common stock to be offered or sold pursuant to the employee benefit plan described herein by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of outstanding shares of Common Stock.

(2)         Represents shares of the Registrant’s common stock issuable pursuant to certain Non-Plan Inducement Awards of Restricted Stock Units.

(3)         Estimated solely for the purposes of determining the amount of the registration fee, pursuant to paragraphs (c) and (h) of Rule 457 under the Securities Act, on the basis of the average of the high and low sale prices for the Common Stock as reported on the New York Stock Exchange on January 28, 2019, which is a date within five business days prior to filing.

EXPLANATORY NOTE

To induce Eric Greager to accept employment as President and Chief Executive Officer of Bonanza Creek Energy, Inc. (the “Company”) and to compensate Mr. Greager for forfeited equity compensation from his former employer, the Company granted an award of restricted stock units (“RSUs”), with a grant-date fair value equal to $4,000,000, which equated to 147,275 RSUs (the “Greager RSUs”). The Greager RSUs will vest in 20% increments on each of the first through fifth anniversaries of the grant date, subject to Mr. Greager’s continued employment with the Company through such date; and will vest in full upon certain qualifying terminations of employment.

To induce Brant H. DeMuth to accept employment as Executive Vice President and Chief Financial Officer of the Company and to compensate Mr. DeMuth for forfeited equity compensation from his former employer, the Company granted an award of restricted stock units, with a grant-date fair value equal to $650,000, which equated to 23,338 RSUs (the “DeMuth RSUs” and, together with the Greager RSUs, the “Inducement RSUs”). The DeMuth RSUs will vest in 20% increments on each of the first through fifth anniversaries of the grant date, subject to Mr. DeMuth’s continued employment with the Company through such date; and will vest in full upon certain qualifying terminations of employment.

This Registration Statement registers shares of the Common Stock that may be issued upon the settlement of the Inducement RSUs.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.   Plan Information

Information required to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), and the Note to Part I of Form S-8.

Item 2.   Registrant Information and Employee Plan Annual Information.

Information required to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act and the Note to Part I of Form S-8.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.   Incorporation of Documents by Reference.

Except to the extent that information is deemed furnished and not filed pursuant to securities laws and regulations, Company hereby incorporates by reference into this Registration Statement the following documents, which have been filed by the Company with the Commission:

a)             the Company’s Annual Report on Form 10-K for the year ended December 31, 2017;

b)             the Company’s Quarterly Report on Form 10-Q for the quarters ended March 31, 2018, June 30, 2018 and September 30, 2018;

c)              the Company’s Current Reports on Form 8-K filed on April 5, 2018, April 13, 2018, May 11, 2018, May 22, 2018, June 5, 2018, June 8, 2018, August 7, 2018, November 13, 2018, November 30, 2018 and December 10, 2018; and

d)             the description of the Common Stock of the Company contained in the Company’s Registration Statement on Form 8-A, filed with the Commission on April 28, 2017, pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended, including any amendment or report filed for the purpose of updating such description.

Except to the extent that information is deemed furnished and not filed pursuant to securities laws and regulations, all documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, and all reports on Form 8-K subsequent to the date hereof and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold, shall also be deemed to be incorporated herein by reference and to be a part hereof from the dates of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated herein by reference modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.   Description of Securities.

Not applicable.

Item 5.   Interests of Named Experts and Counsel.

Not applicable.

Item 6.   Indemnification of Directors and Officers.

Our third amended and restated certificate of incorporation provides that a director will not be liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (1) for any breach of the director’s duty of loyalty to the Company or its stockholders, (2) for acts or omissions not in good faith or which involved intentional misconduct or a knowing violation of the law, (3) under Section 174 of the DGCL for unlawful payment of dividends or improper redemption of stock or (4) for any transaction from which the director derived an improper personal benefit. In addition, if the DGCL is amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the Company will be limited to the fullest extent permitted by the amended DGCL.

Section 145 of the DGCL provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement in connection with specified actions, suits and proceedings whether civil, criminal, administrative, or investigative, other than a derivative action by or in the right of the corporation, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification extends only to expenses, including attorneys’ fees, incurred in connection with the defense or settlement of such action and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation’s certificate of incorporation, bylaws, disinterested director vote, stockholder vote, agreement or otherwise.

Our third amended and restated certificate of incorporation contains indemnification rights for our directors and our officers. Additionally, our fourth amended and restated bylaws provides that we will indemnify and advance expenses to any officer or director to the fullest extent authorized by the DGCL and that persons who are not directors or officers may be similarly indemnified for service to the Company to the extent authorized by our board of directors.

We have obtained directors’ and officers’ insurance to cover our directors, officers and some of our employees for certain liabilities. Further, we have entered into written indemnity agreements with our directors and executive officers. Under these agreements, if a director or officer makes a claim of indemnification to us, either a majority of the independent directors or independent legal counsel selected by the independent directors will review the relevant facts and make a determination regarding whether the officer or director has met the standards of conduct under Delaware law that would permit (under Delaware law) and require (under the indemnity agreement) us to indemnify the officer or director.

Any underwriting agreement that the Registrant may enter into in connection with the sale of any securities registered hereunder, may provide for indemnification of directors and certain officers of the Registrant by the underwriters against certain liabilities. To the extent that the Registrant enters into any such underwriting agreement, the Registrant will file it as an exhibit to a Current Report on Form 8-K, which will be incorporated by reference into this registration statement.

The foregoing is only a general summary of certain aspects of Delaware law, our third amended and restated certificate of incorporation and our fourth amended and restated bylaws dealing with indemnification of directors and officers, and does not purport to be complete. It is qualified in its entirety by reference to the detailed provisions of Section 145 of the DGCL, our third amended and restated certificate of incorporation and fourth amended and restated bylaws.

Item 7.   Exemption from Registration Claimed.

Not applicable.

Item 8.   Exhibits.

The exhibits listed in the accompany Exhibit Index are filed as part of this Registration Statement.

Exhibit	Description
4.1

Third Amended and Restated Certificate of Incorporation of Bonanza Creek Energy, Inc., filed with the Secretary of State of the State of Delaware on April 28, 2017 (incorporated by reference to Exhibit 3.1 to the Registrant’s registration statement on Form 8-A filed on April 28, 2017)

4.2	Fourth Amended and Restated Bylaws of Bonanza Creek Energy, Inc. (incorporated by reference to Exhibit 3.2 to the Registrant’s registration statement on Form 8-A filed on April 28, 2017)
5.1*	Opinion of Kirkland & Ellis LLP as to the legality of the securities being registered
23.1*	Consent of Grant Thornton LLP
23.2*	Consent of Hein & Associates LLP
23.3*	Consent of Independent Petroleum Engineers, Netherland, Sewell & Associates, Inc.
23.4*	Consent of Kirkland & Ellis LLP (contained in Exhibit 5.1)
24.1*	Powers of Attorney (included on the signature page of this Registration Statement)

* Filed or furnished herewith.

Item 9.   Undertakings.

a)             The undersigned Registrant hereby undertakes:

1.              To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

i.                  To include any prospectus required by Section 10(a)(3) of the Securities Act;

ii.               To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

iii.            To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference into this Registration Statement.

2.              That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.              To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

b)             The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

c)              Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, State of Colorado on January 30, 2019.

BONANZA CREEK ENERGY, INC.

By:	/s/ Eric T. Greager
Eric T. Greager
President and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Brant H. DeMuth and Cyrus D. Marter IV, and each of them severally, each of whom may act without the joinder of the other, as his true and lawful attorney-in-fact and agents, with full power of substitution and re-substitution, for him and on his behalf and in his name, place and stead, in any and all capacities, to execute any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8, including, without limitation, additional registration statements filed pursuant to Rule 462(b) under the Securities Act, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Commission, granting unto said attorney-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same, as fully and to all intents and purposes as he might or could do if personally present, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, or his or their substitute or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons on January 30, 2019 in the capacities indicated.

Signature	Title

/s/ Eric T. Greager	President, Chief Executive Officer and Director
Eric T. Greager	(principal executive officer)

/s/ Brant H. DeMuth	Executive Vice President and Chief Financial Officer
Brant H. DeMuth	(principal financial officer)

/s/ Sandra K. Garbiso	Vice President and Chief Accounting Officer
Sandra K. Garbiso	(principal accounting officer)

/s/ Jack E. Vaughn	Director
Jack E. Vaughn

/s/ Paul Keglevic	Director
Paul Keglevic

/s/ Brian Steck	Director
Brian Steck

/s/ Thomas B. Tyree	Director
Thomas B. Tyree

/s/ Scott D. Vogel	Director
Scott D. Vogel

/s/ Jeffrey E. Wojahn	Director
Jeffrey E. Wojahn